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Exhibit 12

                       DONALDSON, LUFKIN & JENRETTE, INC.

         STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        (In thousands, except for ratio)

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

                                                                                                                 For the Nine
                                                          For the Years Ended                                    Months Ended
                                       -------------------------------------------------------     ----------   ---------------
                                         1994            1995           1996          1997           1998          Sep-99
Earnings:
   Income before provision for
     income taxes                      $  205,000     $  298,500     $  473,800     $  661,100     $  600,500     $  650,000

Add: Fixed  Charges
   Interest expense (gross)             2,116,655      2,699,769      2,865,800      4,012,209      4,501,242      3,397,296
     Interest factor in rents              18,565         22,064         25,515         29,351         38,517         37,383
                                       ----------     ----------     ----------     ----------     ----------     ----------

     Total fixed charges                2,135,220      2,721,833      2,891,315      4,041,560      4,539,759      3,434,679

Earnings before fixed charges,
   and  provision for income taxes     $2,340,220     $3,020,333     $3,365,115     $4,702,660     $5,140,259     $4,084,679
                                       ==========     ==========     ==========     ==========     ==========     ==========

Ratio of earnings to fixed charges           1.10           1.11           1.16           1.16           1.13           1.19
                                       ==========     ==========     ==========     ==========     ==========     ==========

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